                                         EXHIBIT 1.A(5)(c)


Hypothetical Illustrations:

The following illustrations use hypothetical examples to show the way a Certificate works. The illustrations are illustrative only and are not a representation of past or future investment rates of return. Actual investment rates of return will be different from those shown depending on a number of factors, including: premium and cash value allocations or transfers among the investment divisions and the Fixed Account made by an owner; and different rates of return of the various Fund portfolios (which could include variations due to differences in annual rates of return, even if the rates of return averaged 0%, 6% and 12% over a period of years). Neither we nor the Fund make any representation that the hypothetical rates of return shown in these illustrations can be achieved in any one year or sustained over any period of time.

Upon request, we will furnish an illustration reflecting the proposed covered person's age, sex, the specified face amount or premium amount requested, frequency of planned periodic premium payments and any available rider requested.

             GROUP VARIABLE UNIVERSAL LIFE INSURANCE CERTIFICATE(1)
                                  ISSUE AGE 40
                         SPECIFIED FACE AMOUNT: $100,000
                        CURRENT INSURANCE POLICY CHARGES

                                                   TOTAL CASH VALUE(2)                TOTAL DEATH BENEFIT(2)
                                                  ASSUMING HYPOTHETICAL                ASSUMING HYPOTHETICAL
                                                 GROSS ANNUAL INVESTMENT              GROSS ANNUAL INVESTMENT
               END OF                              RATES OF RETURN OF                     RATES OF RETURN OF
             CERTIFICATE                    --------------------------------    ------------------------------------
                YEAR                           0%          6%         12%          0%           6%            12%
                ----                        --------    --------   ---------    --------     --------      ---------
1...................................        $   932     $   962     $   992     $100,932     $100,962       $100,992
2...................................          1,854       1,971       2,091      101,854      101,971        102,091
3...................................          2,765       3,029       3,310      102,765      103,029        103,310
4...................................          3,667       4,139       4,660      103,667      104,139        104,660
5...................................          4,558       5,302       6,157      104,558      105,302        106,157
6...................................          5,296       6,374       7,664      105,296      106,374        107,664
7...................................          6,026       7,499       9,333      106,026      107,499        109,333
8...................................          6,748       8,677      11,184      106,748      108,677        111,184
9...................................          7,462       9,914      13,235      107,462      109,914        113,235
10..................................          8,167      11,210      15,508      108,167      111,210        115,508
15..................................         10,472      17,409      29,649      110,472      117,409        129,649
20..................................         11,076      23,437      51,169      111,076      123,437        151,169
25..................................          9,198      28,228      83,848      109,198      128,228        183,848
30..................................          1,998      27,992     131,171      101,998      127,992        231,171

(1) This table illustrates the way in which a Certificate's death benefit and cash value could vary over an extended period of time assuming that all premiums are allocated to and remain in the Separate Account for the entire period shown and hypothetical gross investment rates of return for the Fund (i.e., investment income and capital gains and losses, realized or unrealized) equivalent to constant gross (after tax) annual rates of 0%, 6% and 12%. The table is based on the payment of monthly premiums for a specified face amount of $100,000 for an individual who is age 40.

(2)  The current insurance policy charges illustration assumes:
     (a) monthly payments of $100 paid at the beginning of each certificate month. The values would vary from those shown if the amount or frequency of payments varies.
     (b) no loans or partial withdrawals have been made. Excessive loans or withdrawals, adverse investment performance or insufficient premium payments may cause the Certificate to terminate because of insufficient cash value.
     (c) the covered person is in a rate class that does not distinguish between smoker and nonsmoker and has current standardized cost of insurance charges representative of a hypothetical standard Group Policy as set forth in the following table:

          ----------------------------------------------------------------------------------------------------
          Age                                  40 to 44   45 to 49   50 to 54   55 to 59   60 to 64   65 to 69
          ----------------------------------------------------------------------------------------------------
          Monthly Cost of Insurance Rate Per     $0.17      $0.29      $0.48      $0.75      $1.17      $2.10
          $1,000 of Insurance
          ----------------------------------------------------------------------------------------------------

          The actual current cost of insurance rates can be expected to vary from one Group Policy to another. Comparable illustrations for a covered person in MetLife's standard smoker underwriting risk classification or in a substandard risk classification would show lower cash values and, therefore, a lower death benefit. Conversely, comparable illustrations for a covered person in MetLife's standard nonsmoker underwriting risk classification would show higher cash values and, therefore, a higher death benefit.
     (d)  a $2.00 per Certificate per month administration charge.
     (e)  a .35% DAC tax charge.
     (f)  a 2.5% premium tax rate.
     (g) a daily charge against the Separate Account for mortality and expense risks equivalent to an effective annual rate of .45% of the average daily value of the assets in the Separate Account attributable to the Certificates.
     (h) no surrender transaction charge. Cash surrender values would be equal to the cash value shown.
     (i) a daily charge to the Fund for investment management services equivalent to an annual rate of .50% of the average daily value of the aggregate net assets of the available Fund portfolios (an average of the rate for the thirteen available portfolios of the
          Fund) and .17% for other direct expenses of the available Fund portfolios (the average of the expenses indicated in the chart of "Fund Investment Management Fees and Direct Expenses" in the prospectus). Taking account of the charges for investment management services, other Fund expenses and the current charge for mortality and expense risks, the gross annual investment rates of return of 0%, 6% and 12% correspond to actual (or net) annual rates of: -1.12%, 4.86% and 10.83%, respectively.

             GROUP VARIABLE UNIVERSAL LIFE INSURANCE CERTIFICATE(1)
                                  ISSUE AGE 40
                         SPECIFIED FACE AMOUNT: $100,000
                       GUARANTEED INSURANCE POLICY CHARGES

                                                   TOTAL CASH VALUE(2)                TOTAL DEATH BENEFIT(2)
                                                  ASSUMING HYPOTHETICAL                ASSUMING HYPOTHETICAL
                                                 GROSS ANNUAL INVESTMENT              GROSS ANNUAL INVESTMENT
               END OF                              RATES OF RETURN OF                     RATES OF RETURN OF
             CERTIFICATE                    --------------------------------    ------------------------------------
                YEAR                           0%          6%         12%          0%           6%            12%
                ----                        --------    --------   ---------    --------     --------      ---------
1...................................       $   597     $   617     $   636      $100,597     $100,617       $100,636
2...................................         1,146       1,220       1,295       101,146      101,220        101,295
3...................................         1,642       1,803       1,975       101,642      101,803        101,975
4...................................         2,083       2,365       2,677       102,083      102,365        102,677
5...................................         2,466       2,897       3,395       102,466      102,897        103,395
6...................................         2,789       3,398       4,131       102,789      103,398        104,131
7...................................         3,049       3,860       4,880       103,049      103,860        104,880
8...................................         3,243       4,279       5,643       103,243      104,279        105,643
9...................................         3,369       4,649       6,413       103,369      104,649        106,413
10..................................         3,420       4,959       7,186       103,420      104,959        107,186
15..................................         2,221       5,129      10,649       102,221      105,129        110,649
20..................................             0(3)    1,392      11,772             0(3)   101,392        111,772
25..................................             0(3)        0(3)    6,626             0(3)         0(3)     106,626
30..................................             0(3)        0(3)      0(3)            0(3)         0(3)           0(3)

(1) This table illustrates the way in which a Certificate's death benefit and cash value could vary over an extended period of time assuming that all premiums are allocated to and remain in the Separate Account for the entire period shown and hypothetical gross investment rates of return for the Fund (i.e., investment income and capital gains and losses, realized or unrealized) equivalent to constant gross (after tax) annual rates of 0%, 6% and 12%. The table is based on the payment of monthly premiums for a specified face amount of $100,000 for an individual who is age 40.

(2)  The guaranteed insurance policy charges illustration assumes:
     (a) monthly payments of $100 paid at the beginning of each certificate month. The values would vary from those shown if the amount or frequency of payments varies.
     (b) no loans or partial withdrawals have been made. Excessive loans or withdrawals, adverse investment performance or insufficient premium payments may cause the Certificate to terminate because of insufficient cash value.
     (c) the covered person is in a rate class that has maximum guaranteed cost of insurance charges equal to the maximum rates that could be charged (150% of the 1980 CSO Table) under a hypothetical representative standard Group Policy. The actual maximum charge rates can be expected to vary from one Group Policy to another.
     (d)  a $5.00 per Certificate per month administration charge.
     (e)  a .35% DAC tax charge.
     (f)  a 5.0% premium tax rate.
     (g) a daily charge against the Separate Account for mortality and expense risks equivalent to an effective annual rate of .90% of the average daily value of the assets in the Separate Account attributable to the Certificates.
     (h) a surrender transaction charge of $25. Cash surrender values would be $25 less than the cash value shown due to the deduction of this surrender transaction charge.
     (i) a daily charge to the Fund for investment management services equivalent to an annual rate of .50% of the average daily value of the aggregate net assets of the available Fund portfolios (an average of the rate for the thirteen available portfolios of the Fund) and .17% for other direct expenses of the available Fund portfolios (the average of the expenses indicated in the chart of "Fund Investment Management Fees and Direct Expenses" in the prospectus). Taking account of the charges for investment management services, other Fund expenses and the guaranteed charge for mortality and expense risks, the gross annual investment rates of return of 0%, 6% and 12% correspond to actual (or net) annual rates of: -1.56%, 4.39% and 10.34%, respectively.

(3) Zero value in cash value and death benefit indicate termination of insurance coverage in the absence of a sufficient additional premium payment.